    As filed with the Securities and Exchange Commission on November 10, 1999.
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   CNET, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             13-3696170
--------------------------------                             -------------------
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               150 CHESTNUT STREET
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 395-7800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                                   COPIES TO:

    Halsey M. Minor                                    R. Clayton Mulford
Chairman of the Board and                             Hughes & Luce, L.L.P.
 Chief Executive Officer                           1717 Main Street, Suite 2800
  150 Chestnut Street                                 Dallas, Texas  75201
San Francisco, CA  94111                                (214) 939-5500
     (415) 395-7800

                      (Name, address, and telephone number,
                   including area code, of agent for service)
                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                 ---------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                             CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                 AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
    TITLE OF SHARES               TO BE             AGGREGATE PRICE            AGGREGATE            REGISTRATION
    TO BE REGISTERED           REGISTERED             PER UNIT(1)          OFFERING PRICE(1)             FEE
----------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.0001 par value              79,015               $46.3125                $3,659,382               $1,017
======================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of the common stock of CNET, Inc. on November 3, 1999, as reported by the NASDAQ National Market.

                                 ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SHARES, NOR WILL WE SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM, IN ANY STATE OR OTHER JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL PRIOR TO REGISTRATION OR QUALIFICATION IN THAT STATE OR OTHER JURISDICTION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.



                                   CNET, INC.

                                  79,015 SHARES
                                  COMMON STOCK




         Certain of our stockholders are offering by this prospectus 79,015 shares of our common stock. We will not receive any of the proceeds from the stockholder's sale of the shares offered by this prospectus.




         Our common stock trades on the NASDAQ National Market under the symbol "CNET." The last reported sale price of our common stock on November 3, 1999, as reported by Nasdaq, was $46.25 per share.





         THIS INVESTMENT INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.





         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is November 10, 1999.

                                TABLE OF CONTENTS


Summary                                                           1
Risk Factors                                                      4
Incorporation of Documents by Reference                          15
Where You Can Get More Information                               16
Selling Stockholders                                             17
Plan of Distribution                                             18
Use of Proceeds                                                  18
Legal Matters                                                    18
Experts                                                          19

                                     SUMMARY

         This summary highlights some important information from this prospectus, but does not contain all material information about us or the offering. You should read this summary with the more detailed information and our financial statements and notes contained or incorporated by reference in this prospectus.

                                   CNET, INC.

         We are a leading media company. We provide consumers with information both online and on television regarding:

         o        computers
         o        the Internet
         o        digital technologies

We seek to use our editorial, technical, product database and programming expertise to engage consumers and attract advertisers. Based on the volume of traffic over our branded online network, we believe that we have established a leadership position in our market. We earn revenues from a combination of:

         o        banner and sponsorship advertising on our online network
         o        sales lead-based advertising services
         o advertising sales and licensing fees from our television programming
         o        revenues from licensing content

CNET ONLINE

         Our online division produces a network of information and services offered under our CNET brand through CNET.com, our gateway for consumers interested in information technology and technology products and services. Among the primary channels that users can access through CNET.com are:

         o CNET Computers, a comprehensive source for computer hardware information combining broad product listings, descriptions and reviews
         o CNET Shopper, an extensive resource for determining where to buy computer products online with real-time pricing and links to manufacturers, retailers and resellers
         o CNET News.com, a technology information source offering news and analysis about the Internet and the computer industry. CNET News.com includes CNET Investor, which provides financial news and stock quotes
         o CNET Search, an information source providing smart searches relating to computers and technological information
         o CNET Builder.com, an information source providing product reviews and industry news for the Web-builder community
         o CNET Gamecenter.com, an extensive gaming resource offering reviews, download information and links for popular computer games
         o CNET Download Services, a comprehensive software download service

         o CNET Business Computing, a complete resource for enterprise computer buyers and sellers
         o CNET Auctions, an online auction place where users can buy and sell computer and technology products

CNET TELEVISION

         Our television division, intended to strengthen our CNET brand and complement our online division, produces six television shows. CNET launched its more recent show, CNET News.com, in October 1999. This one-hour program is broadcast on CNBC.

         We also produce the Digital Domain, a one-hour programming block broadcast on USA Networks and The Sci-Fi Channel. Digital Domain includes:

         o        CNET Central (technology news)
         o        The New Edge (future technologies)

We also produce TV.com (technology products and news) and Tech Reports (90-second technology inserts for local news programs).

SHOPPING SERVICES

         Our shopping services help consumers decide what products to buy and where to buy them. Our shopping services are a very efficient marketing channel for sellers of technology products who try to reach a targeted audience of potential buyers. We provide sales lead-based advertising services through CNET Computers.com and CNET Shopper.com. We believe that these services are among the industry's leading information resources for buyers of technology products.

         We help the consumer with the beginning phase of a product buying decision by providing high-quality editorial content, including reviews and recommendations. We supplement this information with real-time pricing information from competing vendors covering more than 120,000 products. We also provide one-click access to these vendors, which enables the consumer to order the desired product from the supplier of their choice.

OUR OTHER VENTURES

         On May 9, 1999 we entered into an agreement to contribute our effective 40% ownership interest in Snap.com, a free Internet directory, search and navigation portal service controlled by NBC Multimedia, Inc., into a new company that will be called NBC Internet. NBC Internet will result from the merger of SNAP! LLC, the owner of Snap.com, XOOM.com, Inc. and some

Internet related properties of the National Broadcasting Company, Inc., including NBC.com, Videoseeker.com, NBC Interactive Neighborhood and a 10% interest in CNBC.com. Upon the closing of this transaction, we will own approximately 13% of NBC Internet, which will be a publicly traded company. We also entered into a three year agreement with NBC providing for broadcast of CNET News.com primarily on CNBC. Broadcasting began in October 1999 but could be terminated if the NBC Internet transaction does not close. We currently expect the NBC Internet transaction to close prior to year-end 1999.

         We own approximately 800,000 shares of Vignette Corporation (Nasdaq:
VIGN), a manufacturer of Web publishing software, approximately 760,000 shares of beyond.com (Nasdaq: BYND), an online reseller of commercial off-the-shelf computer software, and approximately 1.7 million shares of Mail.com, an e-mail provider. We have also made investments in several other technology companies with whom we have business relations, including Raging Bull, deltathree.com and Epitonic, among others.

MARKETING CAMPAIGN

         On July 1, 1999 we announced the launch of an extensive multi-media advertising campaign. We currently expect to spend approximately $100 million over the six to eighteen months following the launch in connection with this campaign. The campaign encompasses television, radio, print, outdoor and online advertising in a number of major markets and will target information technology professionals, technology purchase decision makers and technology enthusiasts.

         We are a Delaware corporation. Our principal executive offices are located at 150 Chestnut Street, San Francisco, California 94111. Our phone number is (415) 395-7800.

         This prospectus contains or incorporates by reference statements about our future that are not statements of historical fact. In some cases, you can identify these statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially and adversely from any forward-looking statement.

                                  RISK FACTORS

         Before investing in our common stock offered by this prospectus, you should carefully consider the following risk factors and warnings, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks described below are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or any of the risks described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

         WE HAVE A LIMITED OPERATING HISTORY AND AN ACCUMULATED DEFICIT, WHICH MAKES YOUR EVALUATION OF US DIFFICULT AND AFFECTS MANY ASPECTS OF OUR BUSINESS. We have a limited operating history upon which you can evaluate us. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in developing industries, particularly companies in the relatively new and rapidly evolving market for Internet products, content and services. These risks for us include, but are not limited to:

         o        an evolving and unpredictable business model
         o        uncertain acceptance of new services including CNET
                  Shopper.com
         o        competition
         o        management of growth

We cannot assure you that we will succeed in addressing such risks. If we fail to do so, our revenues and operating results could be materially reduced.

         Additionally, our limited operating history and the emerging nature of the markets in which we compete makes the prediction of future operating results difficult or impossible. We cannot assure you that our revenues will increase or even continue at their current level or that we will maintain profitability or generate cash from operations in future periods. In addition, interest that we pay on our 5% convertible subordinated notes and costs of our acquisitions, including amortization of goodwill and other purchased intangibles and ongoing operating expenses, may further affect our operating results. From our inception until the third quarter of 1998, we incurred significant losses. As of December 31, 1998 we had an accumulated deficit of $51.2 million. We may incur additional losses in the future. In the third quarter of 1999 we incurred operating losses as a result of our marketing campaign and we expect to continue to incur operating losses and possibly negative net income in the fourth quarter of 1999. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicating what our future performance will be.

         For each of the five years ended December 31, 1998 we did not have sufficient earnings to cover our fixed charges. If we continue to have insufficient earnings to cover our fixed charges, our financial results could be adversely affected. For example, if currently available cash and cash generated by operations is insufficient to satisfy our fixed charges or our liquidity requirements, we may be required to sell additional equity or debt securities. The sale of additional equity or debt securities that are convertible into equity would result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms that we find acceptable.

         WE MAY EXPERIENCE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, AND MAY NOT BE ABLE TO ADJUST OUR SPENDING IN TIME TO COMPENSATE FOR ANY UNEXPECTED REVENUE SHORTFALL. Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures could materially reduce our operating results and adversely affect our financial condition.

         Factors that may adversely affect our quarterly operating results attributable to our Internet operations include, among others:

         o        demand for Internet advertising
         o the addition or loss of advertisers, and the advertising budgeting cycles of individual advertisers
         o        the level of traffic on our network of Internet channels
         o the amount and timing of capital expenditures and other costs, including marketing costs, relating to our Internet operations
         o        competition
         o our ability to manage effectively our development of new business segments and markets
         o our ability to successfully manage the integration of operations and technology of acquisitions and other business combinations
         o our ability to upgrade and develop our systems and infrastructure
         o        technical difficulties, system downtime or Internet brownouts
         o        governmental regulation and taxation policies
         o general economic conditions and economic conditions specific to the Internet and Internet media

         Quarterly operating results attributable to our television operations are generally dependent on the costs we incur in producing our television programming. If the costs of producing television programs exceed licensing and distribution revenues, we could incur losses with respect to our television operations. As a result of our strategy to cross market our television and Internet operations, a decrease in the number of viewers of our television programs may lead to a reduction in use of our Internet channels, which would materially reduce our revenues and adversely affect our financial condition.

         Due to all of the foregoing factors, it is likely that our operating results may fall below our expectations or the expectations of securities analysts or investors in some future quarter. If this happens, the trading price of our common stock would likely be materially and adversely affected.

         OUR INTERNET CONTENT AND SERVICES MAY NOT BE ACCEPTED, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY. Our future success depends upon our ability to deliver original and compelling Internet content and services that attract and retain users. We cannot assure you that our content and services will be attractive to a sufficient number of Internet users to generate revenues sufficient for us to sustain operations. If we are unable to develop Internet content and services that allow us to attract, retain and expand a loyal user base that is attractive to advertisers and sellers of technology products, we will be unable to generate revenue.

         OUR TELEVISION PROGRAMMING MAY NOT BE SUCCESSFUL, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY. We cannot assure you that television broadcasters, cable networks or their viewers will accept our television programming. The successful development and production of television programming is subject to numerous uncertainties, including the ability to:

         o anticipate and successfully respond to rapidly changing consumer tastes and preferences
         o        obtain favorable distribution rights
         o        fund new program development
         o attract and retain qualified producers, writers, technical personnel and television hosts

We may be unable to increase or sustain our revenues if we fail to develop television programming that allows us to attract, retain and expand a loyal television audience, or if we fail to retain or develop distribution channels for our television programming.

         OUR FAILURE TO COMPETE SUCCESSFULLY COULD ADVERSELY AFFECT OUR PROSPECTS AND FINANCIAL RESULTS. The market for Internet content and services is new, intensely competitive and rapidly evolving. It is not difficult to enter this market and current and new competitors can launch new Internet sites at relatively low cost. We cannot assure you that we will compete successfully with current or future competitors. If we do not compete successfully, our financial results may be adversely affected.

         FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD RESULT IN OUR INABILITY TO SUPPORT AND MAINTAIN OUR OPERATIONS. We have rapidly and significantly expanded our operations and anticipate that further expansion of our operations may be required in order to address potential market opportunities. This rapid growth has placed, and we expect it to continue to place, a significant strain on our management, operational and financial resources. We cannot assure you that:

         o our current personnel, systems, procedures and controls will be adequate to support our future operations
         o management will be able to identify, hire, train, motivate or manage required personnel
         o management will be able to successfully identify and exploit existing and potential market opportunities

         IF WE EXPERIENCE DIFFICULTIES WITH OUR SYSTEM DEVELOPMENT AND OPERATIONS, WE COULD EXPERIENCE A DECREASE IN REVENUES. Our Internet revenues consist primarily of revenues derived from the sale of advertisements and other fees from sellers of technology products on our Internet channels, in particular from arrangements with our advertising customers that provide for a guaranteed number of impressions. If our Internet channels are unavailable as a result of a system interruption we may be unable to deliver the number of impressions guaranteed by these agreements. During 1998, we experienced two power interruptions that resulted in the unavailability of our Internet channels and services for portions of two days. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our Internet channels or will be able to, in a timely manner, effectively upgrade and expand our systems.

         OUR FINANCIAL RESULTS WILL BE ADVERSELY AFFECTED IF WE FAIL TO SUSTAIN OUR ADVERTISING REVENUES. Our revenues through December 31, 1998 were derived primarily from the sale of advertising and other fees from sellers of technology products on our Internet channels and from advertising and license fees from producing our television programs. Most of our advertising contracts can be terminated by the customer at any time on very short notice. If we lose advertising customers, fail to attract new customers or are forced to reduce advertising rates in order to retain or attract customers, our revenues and financial condition will be materially and adversely affected.

         IF THE INTERNET IS NOT ACCEPTED AS AN ADVERTISING MEDIUM WE COULD EXPERIENCE A DECREASE IN REVENUES. Our Internet advertising customers and potential customers have only limited experience with the Internet as an advertising medium and neither they nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet-based advertising in the past. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a significant portion of their budgets to the Internet and, specifically, to our Internet sites. Acceptance of the Internet among advertisers and advertising agencies also depends to a large extent on the growth of use of the Internet by consumers, which is very uncertain, and on the acceptance of new methods of conducting business and exchanging information. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, our revenues and financial condition will be materially and adversely affected. In addition, users can purchase software that is designed to block banner advertisements from appearing on their computer screens as the user navigates on the Internet. This software is intended to increase the navigation speed for the user. Our revenues could be materially reduced if this software or other ad-blocking technology becomes widely-used.

         IF OUR BRAND IS NOT ACCEPTED OR MAINTAINED, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED. Acceptance of our CNET brand will depend largely on our success in providing high quality Internet and television programming. If consumers do not perceive our existing Internet and television content to be of high quality, or if we introduce new Internet channels or television programs or enter into new business ventures that are not favorably received by consumers, we will not be successful in promoting and maintaining our brand. If we are unable to provide high quality content and services or fail to promote and maintain our CNET brand, our revenues and financial condition will be materially and adversely affected In the third quarter of 1999, we incurred operating losses as a result of our marketing campaign and we expect to continue to incur operating losses and possibly negative net income in the fourth quarter of 1999.

         INABILITY TO ATTRACT AND RETAIN KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE. Our success depends to a large extent on the continued services of Halsey M. Minor, Shelby W. Bonnie and the other members of our senior management team. In particular, the loss of the services of Mr. Minor or Mr. Bonnie, our founders, could have an adverse effect on us due to their crucial role in our strategic development. Our success is also dependent on our ability to attract, retain and motivate other officers, key employees and personnel. We do not have "key person" life insurance policies on any of our officers or other employees. The production of our Internet and television content and services requires highly skilled writers and editors and personnel with sophisticated technical expertise. We have encountered difficulties in attracting qualified software developers for our Internet channels and related technologies. If we do not attract, retain and motivate the necessary technical, managerial, editorial and sales personnel, there could be a material adverse effect on our business and operating results.

         WE HAVE RISKS ASSOCIATED WITH TELEVISION DISTRIBUTION AND WE ARE DEPENDENT ON THE NETWORKS THAT CARRY OUR TELEVISION PROGRAMMING, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Some of our television programming is currently carried on the USA Network and the Sci-Fi Channel, both of which are owned by USA Networks, pursuant to an agreement that has been extended through December 31, 1999. We cannot assure you that we will be able to obtain distribution for this television programming after December 31, 1999. We have also entered into a three year agreement with NBC providing for our television programming to be carried primarily on CNBC, which started in October 1999 but remains subject to the closing of the transaction forming NBC Internet, to which we are a party. We cannot assure you that the NBC Internet transaction will close, and we therefore cannot assure you that our television programming will continue to be carried on CNBC in the future. If the NBC Internet transaction does not close, and we are unable to find an alternative carrier for our television programming, our brand, revenues and financial condition may be materially and adversely affected.

         RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE. Characteristics of the market for Internet products and services include:

         o        rapid technological developments
         o        frequent new product introductions
         o        evolving industry standards

The emerging character of these products and services and their rapid evolution requires that we continually improve the performance, features and reliability of our Internet content, particularly in response to competitive offerings. We cannot assure you that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our Internet channels and services and could fundamentally affect the character, viability and frequency of Internet-based advertising. Any of these events could have a material adverse effect on our financial condition and operating results.

         OUR FAILURE TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH THIRD PARTIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. We rely on the cooperation of owners and operators of other Internet sites in connection with the operation of our Internet channels and services. We cannot assure you that this cooperation will be available on acceptable commercial terms or at all. Our ability to develop original and compelling Internet content and service is also dependent on maintaining relationships with and using products provided by third party vendors of Internet development tools and technologies, including:

         o        Macromedia's Shockwave
         o        Microsoft's ActiveX
         o        Progressive Networks' RealAudio
         o        Sun Microsystems' Java

         Our ability to advertise on other Internet sites and the willingness of the owners of these sites to direct users to our Internet channels through hypertext links are also critical to the success of our Internet operations. If we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to capitalize on these relationships, our financial condition and operating results will be materially and adversely affected.

         WE MAY HAVE DIFFICULTIES WITH OUR ACQUISITIONS AND INVESTMENTS, WHICH COULD ADVERSELY AFFECT OUR GROWTH AND FINANCIAL CONDITION. From time to time, we consider new business opportunities and ventures, including acquisitions, in a broad range of areas. Any decision by us to pursue a significant business expansion or new business opportunity could:

         o require us to invest a substantial amount of capital, which could have a material adverse effect on our financial condition and our ability to implement our existing business strategy
         o require us to issue additional equity interests, which would be dilutive to our current stockholders
         o        result in operating losses
         o place additional, substantial burdens on our management personnel and our financial and operational systems

We cannot assure you that we will have sufficient capital to pursue any investment or acquisition, that we will be able to develop any new Internet channel or service or other new business venture in a cost effective or timely manner or that these ventures would be profitable.

         WE MAY HAVE DIFFICULTIES WITH OUR BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR GROWTH AND FINANCIAL CONDITION. We may choose to expand our operations or market presence by entering into:

         o        agreements
         o        business combinations
         o        investments
         o        joint ventures
         o        other strategic alliances with third parties

Any transaction will be accompanied by risks, which include, among others:

         o the difficulty of assimilating the operations, technology and personnel of the combined companies
         o        the potential disruption of our ongoing business
         o the possible inability to retain key technical and managerial personnel
         o additional expenses associated with amortization of goodwill and other purchased intangible assets
         o additional operating losses and expenses associated with the activities and expansion of acquired businesses
         o the possible impairment of relationships with existing employees and advertising customers

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with any transaction or that any transaction will be profitable.

         WE DEPEND ON INTELLECTUAL PROPERTY RIGHTS, AND OTHERS MAY INFRINGE UPON THOSE RIGHTS, OR THESE RIGHTS MAY BECOME OBSOLETE, ADVERSELY AFFECTING OUR BUSINESS. We rely on trade secret, trademark and copyright laws to protect our proprietary technologies and content. We cannot assure you that:

         o        these laws will provide sufficient protection
         o others will not develop technologies or content that are similar or superior to ours
         o third parties will not copy or otherwise obtain and use our technologies or content without authorization

Any of these events could have a material adverse effect on our business.

         WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN OUR DOMAIN NAMES, WHICH COULD LIMIT OUR ABILITY TO OPERATE OUR ONLINE DIVISION. We currently hold various Web domain names relating to our brand and sites. The acquisition and maintenance of domain names generally is regulated by government agencies and their designees. The regulation of domain names in the

United States and in foreign countries is subject to change. For example, the Internet Corporation for Assigned Names and Numbers recently selected a number of companies to tap into Network Solutions, Inc.'s domain name registration system. Network Solutions was previously the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. We cannot assure you that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We therefore may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any inability to acquire or maintain domain names could have a material adverse effect on our business.

         CHANGES IN REGULATIONS COULD ADVERSELY AFFECT THE WAY THAT WE OPERATE OUR BUSINESS. It is possible that new laws and regulations will be adopted covering issues relating to the Internet, including:

         o        privacy
         o        copyrights
         o        obscene or indecent communications
         o pricing, characteristics and quality of Internet products and services

The adoption of restrictive laws or regulations could:

         o        decrease the growth of the Internet
         o        reduce our revenues
         o        expose us to significant liabilities

We cannot be sure what effect any future material noncompliance by us with these laws and regulations or any material changes in these laws and regulations could have on our business.

         IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW, WE MAY NOT HAVE A SUFFICIENT BASE OF USERS TO SUPPORT OUR BUSINESS. The rapid growth in the use of and interest in the Internet is a recent phenomenon. We cannot assure you that acceptance and use of the Internet will continue to develop or that a sufficient base of users will develop to support our business.

         We also cannot assure you that the Internet infrastructure will be able to support the demands placed upon it by:

         o        increases in number of users
         o        an increase in frequency of use
         o        an increase in bandwidth requirements of users

In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our revenues and financial condition would be materially and adversely affected.

         WE HAVE CAPACITY CONSTRAINTS AND MAY BE SUBJECT TO SYSTEM DISRUPTIONS, WHICH COULD ADVERSELY AFFECT OUR REVENUES. Our ability to attract Internet users and maintain relationships with advertising and service customers depends on the satisfactory performance, reliability and availability of our Internet channels and our network infrastructure. Our Internet advertising revenues directly relate to the number of advertisements delivered by us to users. System interruptions that result in the unavailability of our Internet channels or slower response times for users would reduce the number of advertisements and sales leads delivered and reduce the attractiveness of our Internet channels to users and advertisers. We have experienced periodic system interruptions in the past and believe that such interruptions will continue to occur from time to time in the future. Any increase in system interruptions or slower response times resulting from these factors could have a material adverse effect on our revenues and financial condition.

         Our Internet and television operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. All of our servers and television production equipment are currently located in San Francisco, California, an area that is susceptible to earthquakes. Since launching our first Internet site in June 1995, we have experienced system downtime for limited periods due to power loss and telecommunications failures, and we cannot assure you that interruptions in service will not materially and adversely affect our operations in the future. We do not carry sufficient business interruption insurance and do not carry earthquake insurance to compensate us for losses that may occur. Any losses or damages that we incur could have a material adverse effect on our financial condition.

         OUR BUSINESS INVOLVES RISKS OF LIABILITY CLAIMS FOR OUR INTERNET AND TELEVISION CONTENT, WHICH COULD RESULT IN SIGNIFICANT COSTS. As a publisher and a distributor of content over the Internet and television, we face potential liability for:

         o        defamation
         o        negligence
         o        copyright, patent or trademark infringement
         o other claims based on the nature and content of the materials that we publish or distribute

These types of claims have been brought, sometimes successfully, against online services. In addition, we could be exposed to liability in connection with material indexed or offered on our sites. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to reimburse us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our financial condition.

         UNAUTHORIZED PERSONS ACCESSING OUR SYSTEMS COULD DISRUPT OUR OPERATIONS AND RESULT IN THE THEFT OF OUR PROPRIETARY INFORMATION. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by breaches in security. For example, so-called "spiders" have and can be used in efforts to copy our databases, including our database of technology products and prices.

         Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

         OUR INABILITY TO UTILIZE TECHNOLOGY THAT WE DO NOT OWN COULD DISRUPT OUR OPERATIONS. We rely on technology licensed from third parties. We cannot assure you that these third party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all.

         OUR SUBSTANTIAL DEBT EXPOSES US TO RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. As a result of the sale of our 5% convertible subordinated notes in March 1999, we incurred $172.9 million of additional debt. Along with the notes, we may incur substantial additional debt in the future. The level of our indebtedness, among other things, could:

         o        make it difficult for us to make payments on the notes
         o make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes
         o limit our flexibility in planning for, or reacting to changes in, our business
         o make us more vulnerable in the event of a downturn in our business

We cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

         WE MAY BE UNABLE TO PAY OUR DEBT SERVICE AND OTHER OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND CAUSE US TO DEFAULT UNDER THE NOTES. Our operating income and cash flow generated during 1998 would have been insufficient to pay the amount of interest payable annually on our indebtedness, including our notes. We currently expect to spend approximately $100 million in connection with our marketing campaign announced July 1, 1999 over the six to eighteen months following its launch. In the third quarter of 1999 we experienced operating losses as a result of the marketing campaign and we anticipate that we will continue to incur operating losses and possibly negative net income in the fourth quarter of 1999. We cannot assure you that we will be able to pay interest and other amounts due on the notes or our other indebtedness. The interest payable on our notes is $8,645,750 each year. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under our other indebtedness. Any default under our indebtedness could have a material adverse effect on our financial condition.

         YEAR 2000 PROBLEMS FOR US, OUR SUPPLIERS OR OUR CUSTOMERS COULD INCREASE OUR LIABILITIES OR EXPENSES AND IMPACT OUR PROFITABILITY We cannot assure you that we will not experience serious unanticipated negative consequences and/or additional material costs caused by undetected errors or defects in the technology used in our internal systems, or by failures of our vendors/partners to address their year 2000 issues in a timely and effective manner.

         THE PRICE OF OUR COMMON STOCK IS SUBJECT TO WIDE FLUCTUATION. The trading price of our common stock is subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of events and factors, including:

         o        quarterly variations in operating results
         o        announcements of innovations
         o new products, strategic developments or business combinations by us or our competitors
         o        changes in our expected operating expense levels or losses
         o changes in financial estimates and recommendations of securities analysts
         o the operating and securities price performance of other companies that investors may deem comparable to us
         o        news reports relating to trends in the Internet
         o        other events or factors

         In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock.

         WE HAVE A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD, WHICH COULD AFFECT THE TRADING PRICE OF OUR COMMON STOCK. We have a substantial number of shares of common stock subject to stock options and warrants, and our notes may be converted into shares of common stock. We cannot predict the effect, if any, that future sales of shares of common stock or notes, or the availability of shares of common stock or notes for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of stock options or warrants or the conversion of the notes, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

         PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS. Some provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the current market price for our common stock. Among other things, our certificate of incorporation and bylaws:

         o authorize our board of directors to issue preferred stock in series with the terms of each series to be fixed by our board of directors
         o divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year
         o        permit directors to be removed only for cause
         o specify advance notice requirements for stockholder proposals and director nominations

         In addition, with some exceptions, the Delaware General Corporation Law restricts or delays mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

                    ----------------------------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date of any sale of the shares.

                    ----------------------------------------

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         Our fiscal year ends December 31. We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Instead of repeating in this prospectus information that we have already filed with the SEC, rules of the SEC permit us to incorporate by reference the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC. These documents are considered to be part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares of common stock offered by this prospectus.

         o Our annual report on Form 10-K for the fiscal year ended December 31, 1998, as amended by our Form 10-K/A filed July 15, 1999, our Form 10-K/A filed August 2, 1999 and our Form 10-K/A filed November 10, 1999
         o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1999, as amended by our Form 10-Q/A filed October 28, 1999, and our form 10-Q for the quarter ended September 30, 1999
         o Our reports on Form 8-K filed March 1, 1999, March 17, 1999, April 1, 1999, April 23, 1999, May 14, 1999, May 17, 1999,
                  August 6, 1999, September 2, 1999, October 22, 1999, and

                  October 26, 1999, and our reports on Form 8-K/A filed October 6, 1999 and October 14, 1999
         o        Our Proxy Statement filed April 22, 1999
         o The description of our common stock contained in our Registration Statement on Form 8-A filed June 17, 1996, including any amendments or reports filed for the purpose of updating such description

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed a registration statement with the SEC to register the common stock that the selling stockholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request, we will provide you, without charge, a copy of the registration statement or any of the exhibits to the registration statement. If you want more information, write or call us at:

                                   CNET, Inc.
                               150 Chestnut Street
                         San Francisco, California 94111
                            Telephone: (415) 395-7800
                       Attention: Chief Financial Officer

         You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

         o read and copy reports, statements or other information we have filed with the SEC at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. or

         o obtain copies of documents that we have filed with the SEC on the SEC's internet web site at http://www.sec.gov

         You can get more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

                    ----------------------------------------

         Information contained on our Internet network will not be deemed to be part of this prospectus.

                              SELLING STOCKHOLDERS

         The table below sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders immediately prior to this offering and as adjusted to reflect the sale of shares of our common stock in the offering. All information with respect to the beneficial ownership has been furnished by the respective selling stockholders. Percentages are based on the 73,659,976 shares of common stock outstanding on November 8, 1999.


                                                    Beneficial Ownership                      Beneficial Ownership
                                                     Prior to Offering                           After Offering

                                        Number of        Percent of        Shares to        Number of      Percent of
Name of Beneficial Owner                  Shares           Class            be Sold          Shares          Class
------------------------                ---------        -----------       ---------        ---------      -----------
Daniel Dreilinger                        241,801             *              50,415           191,385           *

Sean Dreilinger                           22,103             *               5,526            16,577           *

Chong-Min Hong                            32,534             *                 583            31,951           *

Charles Dreilinger                         5,526             *               2,763             2,763           *

Robert T. Carroll                          5,526             *               2,210             3,315           *

Nathaniel Saal                            55,766             *              16,730            39,037           *

Emil Scoffone                              2,628             *                 788             1,839           *


* Less than 1%

                              PLAN OF DISTRIBUTION

         The sale of the shares offered in this prospectus may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on Nasdaq, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agent for the selling stockholders. Any broker-dealer that does this may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the shares for which the broker-dealer may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary compensation.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

         In order to comply with some state securities laws, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In some states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the offering.

                                  LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for us by Sharon A. Le Duy, Associate Vice President--Legal Affairs of CNET, Inc.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the financial statements for Nordby International, Inc. as of December 31, 1998 and for the year then ended, and for SNAP! LLC and GDT S.A. as of December 31, 1998 and for each of the years in the two year period then ended, respectively, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Registration fee                                      $       1,017
         Accounting fees and expenses                                  2,500*
         Legal fees and expenses                                       5,000*
         Miscellaneous expenses                                        5,000*
                                                                      -------

                           Total:                                 $   13,517
                                                                  ===========
---------------
*  Estimated

All of the above expenses will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

     DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 10, 1999.

                                   CNET, INC.

                                   By: /s/ HALSEY M. MINOR
                                       -----------------------------------------
                                       Halsey M. Minor,
                                       Vice Chairman of the Board

                                   By: /s/ DOUGLAS N. WOODRUM
                                       -----------------------------------------
                                       Douglas N. Woodrum,
                                       Executive Vice President and
                                       Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Shelby W. Bonnie and Douglas N. Woodrum his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     Signature                                       Title                                     Date
     ---------                                       -----                                     ----

/s/ HALSEY M. MINOR
-------------------------                  Chairman of the Board and                     November 10, 1999
Halsey M. Minor                              Chief Executive Officer

 /s/ SHELBY W. BONNIE                      Vice Chairman of the Board                    November 10, 1999
-------------------------
Shelby W. Bonnie

 /s/ DOUGLAS N. WOODRUM
-------------------------                  Director, Executive Vice President            November 10, 1999
Douglas N. Woodrum                           and Chief Financial Officer


                                           Director                                      November   , 1999
-------------------------
Eric Robison

                                           Director                                      November   , 1999
-------------------------
Mitchell E. Kertzman

                                           Director                                      November   , 1999
-------------------------
John C. Colligan

/s/ DAVID P. OVERMYER                      Vice President, Finance                       November 10, 1999
-------------------------                    and Administration
David P. Overmyer                            (Principal Accounting Officer)


                                INDEX TO EXHIBITS

Exhibit
Number
------
                            Description
                            -----------


      5.1*    Opinion of Sharon A. Le Duy, Associate Vice President--Legal
              Affairs of CNET
     23.1*    Consent of Sharon A. Le Duy, Associate Vice President--Legal
              Affairs of CNET (included in Exhibit 5.1).
     23.2*    Consent of KPMG LLP (CNET, Inc.).
     23.3*    Consent of KPMG LLP (Snap.com).
     23.4*    Consent of KPMG LLP (GDT, S.A.).
     23.5*    Consent of KPMG LLP (Nordby).
     24.1*    Power of Attorney (included in Part II).

---------------
* Filed herewith